Exhibit 10.8

FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 26, 2020 (the “Effective Date”), by and between KNOWBE4, INC., a Delaware corporation (the “Company”), and SHRIKRISHNA VENKATARAMAN, an individual (the “Executive”). This Agreement amends, restates, and supersedes in its entirety that certain Executive Employment Agreement, dated April 5, 2018, as amended by Amendment No. 1 to Executive Employment Agreement dated August 14, 2019 (collectively, the “Prior Employment Agreement”), between the Executive and the Company.
W I T N E S S E T H:
WHEREAS, pursuant to the terms of the Prior Employment Agreement, Executive was hired as the Chief Financial Officer of the Company.
WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement in the manner set forth herein in order to, among other things, make certain changes to the Executive's title and compensation as originally specified in the Prior Employment Agreement.
WHEREAS, the Company desires to employ the Executive as the Company's Co-President and Chief Financial Officer, and the Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
1.Employment.
The Company agrees to employ the Executive during the Term specified in Section 2 below, and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.
2.Term.
Subject to the terms and conditions of this Agreement, the Executive's employment by the Company shall commence on the Effective Date and shall continue in effect until terminated in accordance with Section 6 of this Agreement (the “Term”). The Executive acknowledges, subject to the provisions of Section 6 of this Agreement, that the Executive's employment with the Company is on an at-will basis, and the Company may therefore terminate the Executive's employment, with or without cause, at any time and for any reason.
3.Duties and Responsibilities.
a.Position. During the Term, the Executive shall have the positions of Co- President and Chief Financial Officer of the Company, and in connection therewith, the Executive shall perform such duties and responsibilities and have such authority as is commonly incident to such offices, as well as such other duties and responsibilities as shall be determined from time to time by the Company's Chief Executive Officer (the “CEO”) or Board of Directors (the “Board”) and are generally consistent with such offices. The Executive shall report directly to the CEO.

b.Full-Time Employment. The Executive's employment by the Company shall be full-time, and during the Term, the Executive agrees to devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, the Executive will be permitted to act or serve as a director, trustee, committee member, or principal of any type of civic or charitable organization as long as such activities are disclosed in writing to the Company and are consistent with the Company's conflict-of-interest policies and other policies and do not interfere with the performance of his duties hereunder. The Executive represents that he has made the Company aware of any agreement to which he is a party or by which he is bound (including without limitation any non-compete or non-solicitation agreements or similar agreements) that might interfere with his ability to perform the above-described duties on behalf of the Company. At all times, the Executive agrees that the Executive has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its employees generally. The Executive covenants that he will not enter into any agreement that restricts his ability to perform under this Agreement. The Executive's principal place of employment shall be the Company's principal executive office in Clearwater, Florida, subject to travel requirements incident to the performance of his duties and responsibilities hereunder; provided, however, that Executive will not be required to relocate his primary residence from his current home in New Jersey and may commute to and from the Company's offices on a weekly basis, arriving Monday mornings and departing after business hours on Fridays (subject to alternative business travel incident to performance of employment duties hereunder).
c.Related Entities. To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively, “Related Entities”), the Executive shall perform the above-described duties to promote these Related Entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation.
4.Compensation.
a.Base Salary. As compensation for his services hereunder and in consideration of the restrictive covenants set forth below, during the Term, the Company shall pay the Executive a base salary (the “Base Salary”) of Five Hundred Fourteen Thousand Dollars ($514,000.00) per annum, payable in installments in accordance with the Company's normal payroll schedule. The Base Salary may be adjusted upward, but not downward, in the sole discretion of the Board or by any Compensation Committee (or similar committee) of the Board. The Base Salary set forth in this paragraph shall be effective as of January 1, 2020 notwithstanding the Effective Date.
b.Performance-Based Bonuses. The Executive will be eligible to participate in any annual performance-based cash bonus plan as may be established from time to time in the discretion of the Board (or a duly authorized committee thereof). The target bonus amount for the Executive's participation in such plan will be One Hundred Percent (100%) of the Executive's Base Salary as then in effect (the “Target Bonus Amount”), provided that nothing shall preclude the Board from granting a bonus above the Target Bonus Amount. The receipt of a bonus under such plan shall be contingent upon achievement of the Company's performance goals as determined by the Board of Directors, successful individual Executive performance as evaluated by the Board of Directors, and approval of the Board of Directors and satisfaction of such other conditions as the Board of Directors may establish.
c.Discretionary Bonuses. In addition, the Executive may from time to time receive additional discretionary bonuses to the extent determined by the Board of Directors (or an authorized committee thereof) in its sole discretion. Any bonus paid to the Executive is entirely discretionary, and there is no contractual entitlement to receive it and it will not count as part of the Executive's contractual remuneration or salary for pension purposes or otherwise. Executive's eligibility for payment of any such bonus, as well as the timing and amount of payment, if any, will be determined by the Board of Directors of the Company in its sole discretion.
d.Stock Option Grants.
i.The Prior Employment Agreement provided for the grant by the Company to the Executive of an option (the “Initial Option”) to purchase an aggregate of 42,345 shares of Company common stock at an exercise price equal to the per-share fair market value of the Company's common stock on the date of grant (as determined by a qualified independent valuation company) under and subject to the terms and conditions of the Company's 2016 Equity Incentive Plan (the “2016 Equity Plan”). The Company and Executive agree and confirm that the Initial Option was granted to Executive on Executive's first day of employment with the Company, which was April 5, 2018 (the “Employment Start Date”). The Prior Employment Agreement further provided that, at the discretion of the Board (or a Compensation Committee thereof), the Company may also grant to Executive on each of the first two anniversaries of the Employment Start Date during the Term an additional option to purchase up to 6,351 shares (such number to be subject to adjustment for stock dividends, stock splits, reverse stock splits, and the like) of Company common stock under the 2016 Equity Plan (or any successor thereto), with an exercise price equal to the fair market value of a share of Company's common stock on the grant date, and with such vesting schedules and other terms as are determined by the Board (the “Additional Option Grants”). The Company and Executive confirm and agree that the first Additional Option Grant has been made by the Company, and the Company and the Executive agree that the Executive will become eligible for the second Additional Option Grant, to be granted at the discretion of the Board (or a Compensation Committee thereof), on April 5, 2020.
ii.In addition to the foregoing, on the Effective Date, the Company will grant to the Executive an additional option to purchase up to 8,709 shares of the Company common stock at an exercise price equal to the per-share fair market value of the Company's common stock on the date of grant (as determined by a qualified independent valuation company) pursuant to, and subject to the terms (including vesting terms) of the Company's standard form of Stock Option Award Agreement. Such option grant shall be made under and subject to the terms and conditions of the 2016 Equity Incentive Plan.
iii.Upon a Change of Control (as defined in the 2016 Equity Plan) or upon the closing of an underwritten initial public offering of the Company's common stock (an “IPO”), whichever occurs first, and notwithstanding anything in any stock option award agreement to the contrary, all unvested stock options held by the Executive will upon the closing of such Change of Control or IPO, as applicable, become immediately vested and thereafter exercisable in accordance with the terms of the applicable stock option award agreements and the Company's 2016 Equity Incentive Plan (or the applicable successor thereto).
iv.In the event that a Change of Control (as defined in the 2016 Equity Plan) occurs on or before April 5, 2020, then at the discretion of the Board, the Board may grant a cash bonus that would be in lieu of the second Additional Option Grant that the Board could have otherwise made pursuant to Section 4(d)(i) (the “Second Year Bonus”). The Second Year Bonus may be up to an amount, as determined by the Board, equal to (A) the non-contingent amount payable with respect to a share of Company common stock in the Change of Control transaction (whether payable in cash, securities, or other property) minus the exercise price per share (as of the closing date of the Change of Control) of the options included in the first Additional Option Grant, multiplied by (B) the number of shares included in the first Additional Option Grant as of the date of the closing of the Change of Control Transaction.
e.Tax Matters. All payments of Base Salary and other compensation, if any, will be subject to any required tax or other legally required withholdings by the Company.
f.Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
5.Expenses; Benefits.
a.Expense Reimbursement. The Company agrees to pay or to reimburse the Executive during the Term for all reasonable, ordinary and necessary business or entertainment expenses, substantiated by receipts or other written documentation provided to the Company, incurred in the performance of the Executive's services hereunder in accordance with the standard expense reimbursement policies or practices of the Company as may be in effect from time to time.
b.Vacation. Executive shall be entitled to vacation time in accordance with the Company's standard vacation policy for its senior executives as in effect from time to time.
c.Benefits. During the Term, the Executive shall be eligible to participate in and receive benefits under such pension, life insurance, health/medical/dental/vision insurance, disability insurance and other benefits plans, if any, which the Company may from time to time make available to its other senior executives who report to the CEO.
d.Attorneys' Fee Reimbursement. The Company shall reimburse the Executive for his attorneys' fees incurred in connection with the review, negotiation, and execution of this Agreement, subject to a maximum aggregate reimbursement of $25,000 pursuant to this paragraph and subject to the Executive providing the Company with reasonable documentation or invoices verifying the amounts paid or incurred.

e.Commuting and Lodging Expenses. For so long as the Executive elects to keep his primary residence in New Jersey, Executive will be reimbursed for reasonable coach air fare between New Jersey/New York and Tampa, Florida, with a maximum reimbursement of one round-trip flight every week. The Company will also provide the Executive with use of any corporate apartment maintained by the Company in the Tampa Bay area for purposes of Executive's lodging while working in Clearwater, and if the Company does not maintain a corporate apartment, then Company shall reimburse the Executive for the reasonable cost of a mutually agreed upon extended-stay hotel or other lodging. Any reimbursement under this paragraph shall be subject to legally required tax and other withholdings, if any.
6.Termination.
a.Termination by the Company for Cause. The Company may terminate the Executive’s employment at any time for Cause (as defined below) upon written notice to the Executive. In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Executive provided for by this Agreement as of the effective date of termination, and all employment-related payments to the Executive hereunder shall immediately cease and terminate as of such date, except that the Executive shall be entitled to any accrued but unpaid Base Salary up to and including the effective date of termination. As used in this Agreement, “Cause” shall mean the following:
i.the Executive's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
ii.the Executive’s failure to follow any lawful instruction or policy of the CEO or Board consistent with the Executive’s position and duties as defined under this Agreement (including any request to cooperate with an investigation by or with respect to the Company);
iii.gross negligence, willful misconduct, or illegal conduct by the Executive that materially impairs the performance of the Executive’s duties or that is materially injurious to the Company;
iv.the Executive’s (A) commission of any fraudulent act relating to the Company or his employment or (B) breach of his duty of loyalty to the Company involving personal dishonesty by the Executive and intended to result in personal enrichment of the Executive (or the Executive’s family or friend(s)) at the expense of the Company;
v.misappropriation of funds, theft or embezzlement by the Executive of Company funds or property;
vi.conviction of the Executive (including by a plea of guilty or nolo contendere) of any felony, or any crime that involves theft, fraud, perjury, or moral turpitude;
vii.any material breach of the Executive’s obligations under (A) this Agreement, (B) any other agreement between the Executive and the Company, or (C) any written policy of the Company; or
viii.the Executive deliberately falsifies any work records, personnel records or other records of the Company;

provided, however, that in the case of any of the events described in clauses (i), (ii), or (vii) above, such event shall not constitute Cause hereunder unless and until there is given to Executive by the Company a written notice which sets forth the specific respects in which it believes that Executive’s conduct constitutes Cause hereunder, which conduct is not cured within ten (10) days after written notice thereof.
b.Termination by the Company Without Cause. Notwithstanding the Term of this Agreement set forth in Section 2 above, the Executive's employment with the Company will be on an at-will basis, and, therefore, in addition to the other termination provisions of this Agreement, the Company may terminate the Executive's employment at any time without cause and for any reason (a “Termination Without Cause”). In the event of a Termination Without Cause, (i) the Executive shall be entitled to his accrued but unpaid Base Salary up to and including the effective date of termination, and (ii) the Executive shall be entitled to the severance compensation specified in Section 6(e) below. For the purposes of foregoing clauses (i) through (viii), the term “Company” shall include Related Entities.
c.Resignation by the Executive.
i.The Executive may resign and terminate the Executive's employment hereunder at any time and for any reason by delivering written notice to the Company in accordance with Section 14 of this Agreement (an “Executive Termination Notice”) at least three (3) months prior to the Executive's last day of employment (such three-month period being referred to as the “Executive Notice Period”). Upon the delivery of an Executive Termination Notice, the Company may, in its sole discretion, waive the Executive Notice Period in whole or in part upon written notice to the Executive, in which event the last day of employment shall be specified in the notice delivered by the Company. Upon the delivery of an Executive Termination Notice, the Company shall be relieved of all its obligations to the Executive provided for by this Agreement other than the payment of Base Salary and benefits under Section 5 hereof through the last day of the Executive's employment, upon which all employment-related payments to the Executive hereunder shall immediately cease and terminate (except that the Executive shall be entitled to his accrued but unpaid Base Salary up to and including his last day of employment).
ii.The Executive shall have the right to resign his employment for “Good Reason” if any of the following occur without the Executive's written consent: (i) the Company requires the Executive to relocate his primary residence to Tampa Bay, Florida from his current residence in New Jersey, (ii) there is a material adverse change or material diminution in the Executive's functions, duties, responsibilities, functions, or status with the Company resulting in the Executive no longer reporting directly to the Chief Executive Officer of the Company (or, following a Change of Control, to the Chief Executive Officer of the controlling entity of the Company), or (iii) the Company commits a material breach of this Agreement. The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (and has failed to cure such circumstances within such period). If the Company has not, within such thirty (30) day period, cured the circumstances providing ground for termination for Good Reason and Executive does not terminate his employment for Good Reason within ten (10) days after the expiration of the Company's cure period in the preceding sentence, the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds. The Executive acknowledges that the Board of Directors has flexibility under Section 3(a) to assign the Executive a broad range of responsibilities and duties that are consistent with his duties as Co President and Chief Financial Officer and to make changes in the Executive's responsibilities in a manner that is materially consistent with the duties described under Section 3(a), and such assignments and change will not constitute “Good Reason.”
d.Death or Disability. The Executive's employment hereunder shall automatically terminate upon the Executive's death, and his estate shall be entitled to receive accrued but unpaid compensation through the date of termination. If, during the Term of this Agreement, the Executive becomes permanently physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Executive becomes unable for a period of more than sixty (60) days during any six (6) month period to perform the Executive's duties hereunder (with or without reasonable accommodation) as determined by a physician selected by the Company, the Company may, at its option, terminate the Executive's employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to the preceding sentence, the Executive shall be entitled to his accrued but unpaid Base Salary up to and including the effective date of termination.
e.Severance Compensation. In the event of either (i) a Termination Without Cause by the Company or (ii) a termination for Good Reason by the Executive in accordance with Section 6(c)(ii) above, the Executive shall be entitled to receive separation pay in the form of equal installment payments (“Separation Payments”) which are in the aggregate equal to the sum of (i) twelve (12) months of the Executive's Base Salary (as in effect at the time of termination of employment) plus (ii) any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the effective date of Executive's termination, plus (iii) the Pro Rata Bonus (as defined below), and (iv) an additional amount in cash equal to the aggregate payments made by the Company towards Executive's medical and dental benefits during the three hundred sixty-five (365) day period immediately prior to the effective date of Executive's termination. The Separation Payments will be paid, subject to applicable tax withholdings and other required withholdings, in equal installments beginning with the first Company payroll date after the effective date of termination of employment and ending twelve (12) months thereafter; provided, however, the Executive's right to receive any Separation Payments is conditioned upon both (x) the Executive signing and delivering to the Company, by the 30th day after the Executive's termination of employment, a general release in a form acceptable to the Company (the “Release”) and (y) the Executive not revoking the Release within thirty (30) days of the execution and delivery thereof (the “Revocation Period”). Accordingly, any Separation Payments due prior to the execution and delivery of the Release will not be paid until the first payroll date following the expiration of the Revocation Period. In addition, (A) in the event that the timing of termination enables the Executive to choose to deliver the executed Release on a date that causes the commencement of the Separation Payments to occur in the taxable year following the year of termination, then the Separation Payments shall automatically commence beginning with the first payroll period of such following taxable year, regardless of when the Executive delivers the executed Release, and (B) if any class of stock of the Company is publicly traded at the time of the termination of employment, then any Separation Payments that would otherwise be made during the six-month period following the termination will instead be delayed and made with the first payroll period following such six-month period to the extent required for compliance with Section 409A. In the event that the Executive commits a material breach of this Agreement, the Release, or the Employee Confidentiality Agreement, the Company may discontinue making any Separation Payments under this paragraph. For purposes hereof, the term “Pro Rata Bonus” means an amount equal to the product of (x) the Target Bonus Amount for the year in which the Executive's employment terminates, and (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year.
f.Effect of Termination upon Options. In the event that Executive's employment is terminated in a Termination Without Cause by the Company, in a Termination for Good Reason by the Executive, or pursuant to death or disability pursuant to Section 6(d) above, any stock options held by Executive at the time of such termination will be treated in accordance with the terms of the applicable Stock Option Award Agreement.
7.Restrictive Covenants.
a.Noncompetition and Nonsolicitation. The Executive recognizes and acknowledges that, by virtue of accepting employment with the Company, the Executive will acquire valuable training and knowledge, enhance the Executive's professional skills and experience and learn proprietary trade secrets and confidential information of the Company. In consideration of the foregoing, the Executive agrees that, while he is in the employ of the Company and for a twelve (12) month period after the date of termination or expiration of the Executive's employment, he shall not, except on behalf of the Company, directly or indirectly, and regardless of the reason for his ceasing to be employed by the Company, engage in any of the following anywhere in the world:
i.engage or invest in; own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend the Executive's name or any similar name to; lend the Executive's credit to; or render services or advice to, any business which competes with the Company or is engaged in or carries on any Competitive Business (as defined below) (provided that the foregoing shall not prohibit the Executive from owning the securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 3% of the outstanding shares of any such corporation, so long as the Executive does not actively participate in the business of such corporation); or
ii.attempt in any manner to intentionally solicit from any Business Associate (as defined below) business which is the same as, or substantially similar to that performed by the Company or to persuade any Business Associate to cease to do business with the Company or to reduce the amount of business which any such Business Associate has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Business Associate was originally established in whole or in part through his efforts.
As used in this Section 7, the term “Company” shall mean and include any Related Entities, and the term “Business Associate” shall mean any supplier, vendor, contractor, distributor, or customer of the Company. The term “Competitive Business” means any business that offers, develops, markets or sells internet security awareness training services or content (or related educational products) or security compliance management products or services.

b.Remedies. If the Executive commits a breach, or the Company has reasonable grounds to believe that the Executive is about to commit a breach, of any of the provisions of this Section 7, the Company shall have the right to have the provisions of this Agreement specifically enforced without being required to post bond or other security in excess of $5,000 in value and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.
c.Enforcement. The parties acknowledge that the type and periods of restriction imposed in the provisions of Section 7 above are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the confidential information, proprietary property and goodwill associated with the business of the Company; and that the time, scope, geographic area, line of business and other provisions of this Section 7 have been specifically negotiated by sophisticated parties and are given as an integral part of the transactions contemplated by this Agreement, it being understood that the customers and Business Associates of the Company may be located anywhere in the world and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area but generally by the location of such potential customers and Business Associates. If any of the covenants in Section 7 above, or any part thereof: is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The temporal duration of any the covenants contained in this Section 7 shall not expire, and shall be tolled, during any period that the Executive is in violation of any such covenant, and all such covenants shall automatically be extended by the period of the Executive's violation thereof. The existence of any claim or cause of action which the Executive may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by the Executive.
d.No Interference. Notwithstanding any other prov1s1on of this Agreement, nothing in this Agreement shall prohibit the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental agency or regulatory entity; participating in a governmental agency or regulatory entity investigation; or giving truthful testimony or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
8.Confidentiality and Non-Disparagement.
a.Employee Confidentiality Agreement. The Executive has previously executed and delivered to the Company an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, dated on or around April 5, 2018 (as may be amended from time to time, the “Employee Confidentiality Agreement”). The Executive agrees and acknowledges that the Employee Confidentiality Agreement shall continue to remain in full force and effect (subject to Section 7(d) above) and that the obligations therein shall be in addition to the obligations set forth in this Agreement, provided that in the event of any direct conflict between the terms of the Employee Confidentiality Agreement and this Agreement, the provisions of this Agreement shall control.
b.Nondisparagement. Subject to Section 7(d) above, the parties agree to treat each other respectfully and professionally and at no time during or after the Term disparage the other party and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and Company will respond accurately and fully to any question, inquiry or request for information when required by the legal process.
9.Enforceability.
The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision of this Agreement be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself
10.Assignment; Binding Effect.
This Agreement is personal in its nature and neither party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided however, that the Company may assign this Agreement and its rights and obligations hereunder to any transferee of all or substantially all of the Company's business (whether by merger, consolidation, sale of stock or assets or otherwise) without the Executive's consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
11.Modification.
This Agreement may not be orally canceled, changed, modified, amended or waived and no cancellation, change, modification, amendment or waiver shall be effective or binding, unless in writing and signed by the parties to this Agreement. Any such cancellation, change, modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

12.Severability; Survival.
In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to effect the intended preservation of such rights and obligations. Without limitation, the provisions of Sections 7, 8, 9, 15, 21 and 22 shall survive the termination of the Executive’s employment with the Company and shall continue to be enforceable at all times thereafter.
13.Key Person Insurance.
The Executive agrees that the Company shall have the right, but not the obligation, to obtain key person insurance on the Executive with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such insurance; (b) sign any necessary consents, applications and other related forms or documents; and (c) take any reasonably required medical examinations.
14.Notices.
Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand; or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, and in each case, addressed as follows:
If to the Executive, to the address set forth below the Executive’s signature on the signature page hereto.
If to the Company:
33 North Garden Ave., Suite 1200
Clearwater, FL 33755
Attention: Chief Executive Officer
Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.
15.Applicable Law and Jurisdiction.
a.Applicable Law. All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.
b.Disputes. Except for actions by the Company for equitable relief (which may be brought in any court that has jurisdiction), any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in accordance with the arbitration provisions of the Employee

Confidentiality Agreement. Any arbitral award determination shall be final and binding upon the parties.
16.No Conflict.
The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement. The Executive further agrees not to use or disclose in the course of the Executive’s employment with the Company any confidential information or trade secrets of any other person.
17.Entire Agreement.
This Agreement (together with the Employee Confidentiality Agreement) represents the entire agreement between and among the Company and the Executive with respect to the subject matter hereof, and all prior agreements, plans and arrangements (including any previously signed version of this Agreement that Executive may have executed) relating to the employment of the Executive by the Company are nullified and superseded hereby.
18.Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
19.Withholding.
The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
20.Counterparts.
This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
21.No Strict Construction.
The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against either the Executive or the Company.
22.Notification of New Employer.
In the event that the Executive is no longer an employee of the Company, the Executive consents to notification by the Company to the Executive's new employer or its agents regarding the employer's rights and the Executive's obligations under this Agreement.

23.Section 409A.
The parties intend for this Agreement to conform in all respects to the requirements under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A, and the Board may amend this Agreement in its discretion so as to comply with any such requirement. Any reference in this Agreement to Section 409A, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A and regulations (proposed, temporary or final) issued by the United States Secretary of the Treasury under or interpreting Section 409A. Notwithstanding any other provision of this Agreement, neither the Company nor any of its subsidiaries or affiliates nor any individual acting as a director, officer, employee, agent or other representative of the Company or of a subsidiary or affiliate shall be liable to the Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by the Executive or any other person as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A. The Executive represents and warrants that he has reviewed or will review with his own tax advisors the federal, state, local and employment tax consequences of entering into this Agreement, including, without limitation, under Section 409A, and, with respect to such matters, he relies solely on such advisors. If the Executive is a "specified employee" (as determined by the Company under Section 409A) on the date of the Executive's separation from service, if and to the extent that any payments payable upon such separation from service under this Agreement constitute deferred compensation within the meaning of Section 409A, each such severance payment shall be paid on the later of (a) the date scheduled to be paid under Section 6 hereof, or (b) the first business day after the date that is six (6) months after the date of the Executive's separation from service. Each installment under this Agreement shall be regarded as a separate "payment" for purposes of Section 409A.
24.Section 280(G).
Notwithstanding any other provision of this Agreement, or any other agreement, plan, or arrangement to the contrary, if any portion of any payment or benefit under this Agreement, or under any other agreement, plan, or arrangement (in the aggregate, “Total Payments”), would constitute an "excess parachute payment" under Section 280G of the Code, and would, but for this Section 24, result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (a) delivered in full, or (b) delivered in a reduced amount that is $1.00 less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Excise Tax, as well as the applicable federal, state, and local income and employment taxes, for which the Executive shall be deemed to pay at the highest marginal rate for the applicable calendar year). To the extent the foregoing reduction applies, then any such payment or benefit shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). The determination of whether the Excise Tax or the foregoing reduction will apply will be made by independent tax counsel selected and paid by the Company (which may be regular counsel of the Company).
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY

KNOWBE4, INC.

By:	/s/ Sjoerd Sjouwerman (Mar 5, 2020)
Name:	Sjoerd Sjouwerman
Title:	Chief Executive Officer

EXECUTIVE

/s/ Shrikrishna Venkataraman (Mar 5, 2020)
Shrikrishna Venkataraman, individually

Address:

ADDENDUM TO
FIRST AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Addendum to First Amended and Restated Executive Employment Agreement (the “Addendum”) is made and entered into by and between KnowBe4, Inc., a Delaware company (the “Company”) and Krish Venkataraman (“Executive” and together with the Company, the “Parties”), effective as of date signed below. The Addendum supplements the Parties’ First Amended and Restated Executive Employment Agreement dated February 26, 2020 (the “Employment Agreement”).
1.Liquidity Event Payment.
(a)General. Subject to the provisions of Section 2(b), Executive will be eligible to receive a restricted stock unit award covering a number of shares having a Value equal to $10,000,000 (the “Liquidity RSU”) upon a Liquidity Event (as defined below) that is an IPO, subject to Executive’s continued employment through the Liquidity Event. If the Liquidity Event is a Change in Control or a SPAC Transaction, then Executive will receive $10,000,000 in cash (the “Cash Bonus”), subject to Executive’s continued employment through the Liquidity Event. For the avoidance of doubt, Executive shall only be eligible for either the Liquidity RSU or the Cash Bonus; in no cases, both.
(b)Timing. If earned, the Liquidity RSU will be granted fully-vested on the date of a Liquidity Event under the Company’s then-current equity incentive plan. Executive will be permitted to sell shares vesting upon the Liquidity Event to satisfy tax withholding obligations. In the case of a Change in Control or a SPAC Transaction, the Cash Bonus will be payable upon the such transaction, reduced by regular withholdings.
(c)Value. For purposes of this Addendum, a share subject to a Liquidity RSUs has a “Value” equal to: (i) in the case of an IPO, initial price to the public as set forth in the final prospectus included within the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities; or (ii) a Change in Control, the price per share payable to Company common stockholders in the transaction; or (iii) a SPAC Transaction, the valuation per share of Company common stock at the closing of the SPAC Transaction.
For illustrative purposes, in the case of an IPO, where the initial price to the public as set forth in the final prospectus is $18 per share, then the Liquidity RSU will cover 555,556 shares (which is $10 million divided by $18, rounded up).
2.Definitions.
(a)“Change in Control” means the occurrence of any of the following events: the acquisition by any one person, or more than one person acting as a group (a “Person”), for the first time of ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time and will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“IPO” means the first sale or resale of the Company’s common stock (or other common equity securities of the Company) to the general public in connection with an underwritten public offering or on the trading day that trading commences in connection with a direct listing, in each case (1) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, (2) immediately after which such securities (i.e., the shares or other common equity securities of the Company) are registered on a national securities exchange (as defined under then-applicable United States federal securities laws and regulations), and (3) such transaction resulted in the Company’s pre-money equity valuation of at least $2 billion.
(d)“Liquidity Event” means the first to occur of a Change in Control, an IPO, or a SPAC Transaction.
(e)“SPAC Transaction” the closing of a transaction contemplated by a business combination agreement between the Company and a special purpose acquisition company that results in the surviving corporation’s common stock being registered and traded on a national securities exchange and such transaction resulted in the Company’s pre-money equity valuation of at least $2 billion.
3.Section 409A. The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) so that none of the payments and benefits to be provided under this Addendum will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Parties agree to work together in good faith to consider amendments to this Addendum and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
4.Additional Provisions.
(a)Severability; Governing Law; Entire Agreement. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Addendum will continue in full force and effect without said provision. This Addendum will be governed by the laws of the State of Florida (with the exception of its conflict of laws provisions). This Addendum constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, including, but not limited to the Liquidity Bonus Agreement with the Company and Executive dated October 6, 2020 and the previous version of this Addendum dated February 18, 2021.
(b)No Employment. This Addendum does not constitute a contract of employment, service or consultancy.
(c)Administration; Amendment. This Addendum shall be interpreted and administered by the Company’s Board of Directors (and the Board of Directors of any successor to the Company), whose actions shall be final and binding on Executive. The Company may at any time amend, alter, suspend or terminate this Addendum; provided, however, that any amendment, alteration, suspension or termination of this Addendum will not impair Executive’s rights and obligations under this Addendum, unless agreed to in writing by Executive or as may be required by any applicable law.

IN WITNESS WHEREOF, each of the Parties has executed this Addendum, in the case of the Company by its duly authorized officer, as of the day and year first set forth below.

COMPANY	KNOWBE4, INC.

	By:	/s/ Stu Sjouwerman

	Date:	March 17, 2021

EXECUTIVE	By:	/s/ Krish Venkataraman

	Date:	March 17, 2021